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Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000

                                               [GOLDMAN SACHS LOGO APPEARS HERE]

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                                                                  EXHIBIT 23(G)

PERSONAL AND CONFIDENTIAL

May 19, 1997

Board of Directors
USLIFE Corporation
125 Maiden Lane
New York, NY 10038

Re: Registration Statement of American General Corporation ("American
    General") relating to Common Stock, par value $0.50 per share, of American General to be issued in exchange for shares of Common Stock, par value $1.00 per share, of USLIFE Corporation ("USLIFE") in connection with the merger of a wholly owned subsidiary of American General with and into USLIFE.

Gentlemen:

Reference is made to our opinion letter dated May 19, 1997 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of USLIFE of the consideration to be received for the Shares pursuant to the Merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of February 12, 1997 by and among American General, Texas Stars Corporation, a New York corporation and a wholly-owned subsidiary of American General, and USLIFE (the "Agreement").

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of USLIFE in connection with its consideration of the transaction contemplated by the Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that USLIFE has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary of Joint Proxy Statement/Prospectus--The Proposed Merger--Opinion of USLIFE's Financial Advisor," "The Proposed Merger-- Background of the Merger," "The Proposed Merger--USLIFE's Reasons for the Merger; Recommendation of the USLIFE Board" and "The Proposed Merger--Opinion of USLIFE's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement included in the above-mentioned Registration Statement. In providing such consent, except as may be required by the federal securities laws, we do not intend that any person

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other than the Board of Directors rely upon such opinion. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)